Exhibit 10.12

KELLY SERVICES, INC.

2008 MANAGEMENT RETIREMENT PLAN

PLAN DOCUMENT – POST 2004

(EFFECTIVE JANUARY 1, 2009)

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6.5	Distribution Process.	9
6.6	Death Benefits.	10
6.7	Acceleration of Payment	10
6.8	Delay of Payments	12
6.9	Actual Payment Date	13
ARTICLE 7 ADMINISTRATION		13
7.1	Plan Administrator.	13
7.2	Appointment of Administrative Plan Administrator.	13
7.3	Powers of Plan Administrator.	13
7.4	Limitation of Liability.	14
7.5	Claims Procedures.	14
7.6	Withholding of Taxes.	15
7.7	Distributions Upon Termination of Plan.	15
7.8	Compliance with Section 409A of the Code.	16
ARTICLE 8 MISCELLANEOUS		17
8.1	Unfunded Plan.	17
8.2	Spendthrift Provision.	17
8.3	Employment Rights.	17
8.4	Amendment or Termination.	18
8.5	No Fiduciary Relationship Created.	18
8.6	Obligations to Employer.	18
8.7	Receipt of Release.	18
8.8	No Warranty or Representation.	18
8.9	Construction.	18
8.10	Governing Law.	18
8.11	Counterparts.	19
8.12	Expenses.	19
ARTICLE 9 PRIOR PLAN AND TRANSITION RULES		19
9.1	Prior Plan.	19
9.2	Transition Relief for Deferral Elections.	19

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KELLY SERVICES, INC.
MANAGEMENT RETIREMENT PLAN

ARTICLE 1

ESTABLISHMENT OF THE PLAN

Kelly Services, Inc. hereby establishes effective as of January 1, 2008, the Kelly Services, Inc. 2008 Management Retirement Plan on the terms and conditions hereinafter set forth. Such Plan provides certain eligible employees with the opportunity to defer portions of their base salary, commission and bonus and receive certain other retirement benefits all in accordance with the provisions of the Plan.

The Plan is intended to be a non-qualified deferred compensation arrangement for a select group of management or highly compensated employees.

ARTICLE 2

DEFINITIONS

The following terms shall have the following meanings described in this Article unless the context clearly indicates another meaning. All references in the Plan to specific Articles or Sections shall refer to Articles or Sections of the Plan unless otherwise stated.

2.1           Account means the record established for each Participant in accordance with Section 5.1.

2.2           Affiliated Group means all entities with whom Kelly Services, Inc. would be considered a single employer under Sections 414(b) and 414(c) of the Code, provided that in applying Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language "at least 50 percent" is used instead of "at least 80 percent" each place it appears in Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c), "at least 50 percent" is used instead of "at least 80 percent" each place it appears in that regulation. Such term shall be interpreted in a manner consistent with the definition of "service recipient" contained in Section 409A of the Code.

2.3           Change in Control means the occurrence of a "change in the ownership," a "change in the effective control" or a "change in the ownership of a substantial portion of the assets" of Kelly Services, Inc. within the meaning of Section 409A of the Code.

2.4           Code means the Internal Revenue Code of 1986, as amended.

2.5           Commencement Date means the date a Participant's Sub-Account becomes payable in accordance with Section 6.1.

2.6           Company means Kelly Services, Inc. and any member of the Affiliated Group that, with the written authorization of the board of directors of Kelly Services, Inc. or its delegate, adopts the Plan for the benefit of its employees pursuant to a resolution of its board of directors or its delegate. The Account of a Participant employed by a participating member of the Affiliated Group shall be paid in accordance with the Plan solely by such member to the extent attributable to Compensation that would have been paid by such participating member in the absence of deferral pursuant to the Plan, unless the board of directors of Kelly Services, Inc. otherwise determines that Kelly Services, Inc. shall be the obligor.

2.7           Compensation means a Participant's taxable base, commission and eligible bonus compensation (as specified by the Plan Administrator) paid by the Company as reported on Form W-2 for the Plan Year.

For purposes hereof, "commission" compensation means sales commissions payable by the Affiliated Group to a Participant, under a sales commission plan designated from time to time by the Plan Administrator, if: (i) a substantial portion of the services compensated by the payment consist of the direct sale of a product or service, (ii) the payment is either a portion of the purchase price of the product or service or an amount substantially all of which is calculated by reference to the volume of sales of the Participant and (iii) the payment is contingent on the closing of the sales transaction. Such term shall be interpreted in a manner consistent with the definition of "sales commission compensation" contained in Section 409A of the Code.

2.8           Deferred Compensation means a portion of the Participant's Compensation allocated to the Participant's Account in accordance with Section 4.1 of the Plan.

2.9           Election Agreement means the agreement entered into by an Employee in the manner determined by the Company (including, but not limited to, written agreement, use of a voice response system or other electronic medium, or any combination thereof) pursuant to which the Employee becomes a Participant in the Plan and selects Deferred Compensation and the period over which such amounts and investment return thereon will be distributed.

2.10         Employee means, with respect to each Company adopting the Plan, any person who is (i) classified as a salaried staff employee by the Company (ii) a highly compensated employee (as defined in Section 414(q) of the Code) or has an annual compensation rate greater than the amount as specified in Section 414(q)(1)(B)(i) of the Code in the first year of employment with the Company, and (iii) paid on the bi-weekly, or bi-monthly payroll, or such other person as designated by the Company. The term “Employee” shall not include any person who is (i) covered by a collective bargaining agreement, (ii) a non-resident alien who does not receive United States source income, (iii) classified as an hourly employee by the Company or (iv) paid on a weekly basis.

2.11         Participant means any Employee who (i) at any time elected to defer the receipt of Compensation in accordance with the Plan or received a credit to his or her Account pursuant to Sections 4.3, 4.4 or 4.5 hereof, and (ii) in conjunction with his or her beneficiary, has not received a complete payment of the vested amount credited to his or her Account.

2.12         Plan means the Kelly Services, Inc. 2008 Management Retirement Plan.

2.13         Plan Administrator means the Company or Benefit Plans Committee designated pursuant to Article 7.

2.14         Plan Year means the period beginning on January 1 and ending on December 31 of each year.

2.15         Prior Plan means the Kelly Services, Inc. Management Retirement Plan, as amended through October 3, 2004.

2.16         Retirement means termination of employment with the Company after attainment of age fifty-five (55) and completion of ten (10) years of service.

2.17         Separation from Service means the Participant's termination of employment that constitutes a "separation from service" within the meaning of Section 409A of the Code.

2.18         Specified Age means the date the Participant attains either age 45, 50, 55, 60 or 65 as designated by the Participant on an Election Agreement or a Subsequent Payment Election.

2.19         Sub-Account means a separate sub-account maintained within a Participant's Account with respect to amounts that have been deferred into the Plan by a Participant or that have been contributed to the Plan by the Company that are subject to the same terms as to time and manner of payment.

2.20         Subsequent Payment Election has the meaning given to such term in Section 6.3 hereof.

2.21         Valuation Date means the last business day of each calendar month or such other dates as determined by the Plan Administrator.

ARTICLE 3

PARTICIPATION AND YEARS OF SERVICE

3.1           Eligibility. An Employee shall be eligible to participate in the Plan if he or she is an Employee designated as eligible by the Company. Individuals not specifically designated by the Company are not eligible to participate in the Plan.

3.2           Participation. An Employee shall become a Participant as of the date he or she satisfies the eligibility requirements of Section 3.1 and with respect to Deferred Compensation, completes all administrative forms required by the Plan Administrator in the manner determined by the Company (including, but not limited to, written forms provided by the Plan Administrator, use of a voice response system or other electronic medium, or any combination thereof). An individual's entitlement to defer Compensation shall cease with respect to the calendar year (or with respect to any bonus Compensation subject to a deferral election, the end of a performance period) following the calendar year (or such performance period) in which he or she ceases to be an eligible Employee, although such individual shall continue to be subject to all of the terms and conditions of the Plan for as long as he or she remains a Participant.

3.3           Years of Service. A person shall be credited with years of service equal to his or her period of continuous service. A person shall be credited with continuous service for the aggregate periods of time between his or her employment commencement date or any reemployment commencement date and the termination date that next follows such employment commencement date or reemployment commencement date; provided, however, that an employee who has a reemployment commencement date within the 12-consecutive-month period following the earlier of the first date of his or her absence or termination date shall be credited with continuous service for the period between such termination date and reemployment commencement date. Continuous service completed by the employee prior to a termination date shall not be included in determining the employee's years of service unless (i) the employee has a reemployment commencement date within the 12-consecutive-month period following the termination date, (ii) the employee had a non-forfeitable right to any portion of his or her Company credits or Company matching credits as of the termination date, or (iii) the period of time between the termination date and his or her reemployment commencement date is less than five years. For purposes of this Section 3.3, the following terms have the following meanings:

(a)     The "employment commencement date" of an employee means the date he or she first completes an hour of service.

(b)     An "hour of service" means an hour for which a person is paid, or entitled to payment, for the performance of duties for the Company.

(c)     The "reemployment commencement date" of an employee means the first date following a termination date on which he or she again completes an hour of service.

(d)     The "termination date" of an employee means the date on which he or she retires, dies, or his or her employment with the Company is otherwise terminated.

ARTICLE 4

BENEFITS

4.1           Deferred Compensation. A Participant may elect to have his or her gross Compensation deferred in any whole percentage of at least 2%, not to exceed 25%, of the Participant's base salary for each payroll period during the Plan Year or 50% of the Participant's commissions earned during the Plan Year and eligible bonus for a performance period beginning in the Plan Year (or such other percentage as specified by the Plan Administrator) and to have that amount credited to his or her Account as Deferred Compensation. For purposes hereof, commissions shall be treated as earned in the year in which the sale that gives rise to the commission occurs. Amounts deferred under the Plan are subject to applicable tax withholding (such as FICA, local taxes, etc.). A Participant shall at all times have a fully vested interest in his or her Deferred Compensation and the earnings allocable thereto. Deferred Compensation shall be credited to a Participant's Account as of the dates specified by the Plan Administrator.

4.2           Election Procedures.

(a)     An Employee who has not previously participated in the Plan must complete and submit an irrevocable Election Agreement to the Plan Administrator in the manner determined by the Company (including, but not limited to, written agreement, use of a voice response system or other electronic medium, or any combination thereof) no later than thirty (30) days following the date on which such Employee first becomes eligible to participate in the Plan under Section 3.2 in order to become a Participant in the Plan Year in which the Employee first becomes eligible. Such Election Agreement shall set forth the amount of Compensation, if any, the Participant wishes to defer into the Plan under Section 4.1 and the time and manner of payment of each Sub-Account. An Election Agreement made under this Section 4.2(a) will remain in effect until a new Election Agreement made by the Participant under Section 4.2(c) or (d) has become irrevocable or until the deferral election made pursuant to the Election Agreement hereunder is otherwise cancelled in accordance with Section 4.2(f). All Election Agreements made by a newly eligible Employee after such thirty (30)-day period and all Election Agreements made by an Employee who previously participated in the Plan must be made in accordance with Section 4.2(c) (with respect to deferral of Compensation) and (d) (with respect to specifying the time and manner of payment). An Election Agreement must provide a single percentage of deferral applicable to base compensation and/or a single percentage of deferral applicable to both commission and bonus Compensation. Once the Election Agreement becomes irrevocable under this Section 4.2(a), a Participant may modify the time and manner of payment of his or her Sub-Accounts subject to such Election Agreement only in accordance with Section 6.3.

For this purpose, an Employee is treated as not having previously participated in the Plan if (i) as of the date he or she is designated as eligible to participate, he or she is not eligible to participate in an "aggregated plan", and (ii) if he or she previously participated in the Plan or an "aggregated plan", he or she either (A) received payments of all amounts previously deferred under the Plan and any "aggregated plan" as of the date he or she is designated as eligible to participate under Section 3.2, and on or before the last payment was not eligible to continue participation in the Plan or plans for periods after the last payment, or (B) regardless of whether he or she has received full payment of all amounts deferred under the Plan or an "aggregated plan", he or she ceased to be eligible to participate in the Plan or an "aggregated plan" (other than the accrual of earnings) for a period of at least 24 consecutive months prior to the date he or she is again designated as eligible to participate in the Plan under Section 3.2. For purposes of this Section 4.2(a), an "aggregated plan" is a plan that is required to be aggregated with the Plan under Section 409A of the Code, and the portion of the Plan consisting of deferrals of Compensation shall not be aggregated with the portion of the Plan relating to credits of Company contributions.

(b)     A newly eligible Participant's Election Agreement with respect to the deferral of Compensation that is made with the Plan Administrator in accordance with Section 4.2(a) shall be effective only (i) as to salary Compensation payable with respect to services rendered by the Participant after the date the Election Agreement becomes irrevocable, (ii) as to commission Compensation that is earned after the date the Election Agreement becomes irrevocable and (iii) as to bonus Compensation earned during a performance period that commences after the Election Agreement becomes irrevocable. An Election Agreement made under this Section 4.2(b) will remain in effect until a new Election Agreement made by the Participant under Section 4.2(c) has become irrevocable or until the deferral election made pursuant to the Election Agreement hereunder is otherwise cancelled in accordance with Section 4.2(f).

(c)     A Participant who is not eligible to make an Election Agreement under Section 4.2(a) may make an Election Agreement with respect to the deferral of Compensation at any time in accordance with this Section 4.2(c) by completing and submitting an Election Agreement to the Plan Administrator in the manner determined by the Company (including, but not limited to, written agreement, use of a voice response system or other electronic medium, or any combination thereof). The Election Agreement with respect to the deferral of Compensation shall become irrevocable on December 31 of the Plan Year in which it is submitted to the Plan Administrator and shall only apply to salary and commission Compensation earned in the immediately following Plan Year and any bonus Compensation earned during a performance period that commences on or after the first day of the following Plan Year. An Election Agreement made under this Section 4.2(c) by a Participant will remain in effect until a new Election Agreement made by the Participant under this Section 4.2(c) has become irrevocable or until the deferral election made pursuant to the Election Agreement hereunder is otherwise cancelled in accordance with Section 4.2(f). Once the Election Agreement becomes irrevocable under this Section 4.2(c), a Participant may modify the time and manner of payment of the Sub-Accounts subject to such Election Agreement only in accordance with Section 6.3.

(d)     A Participant who is not eligible to make an Election Agreement under Section 4.2(a) may make an Election Agreement setting forth the time and manner of payment of one or more Sub-Accounts subject to such Election Agreement in accordance with this Section 4.2(d) by completing and submitting an Election Agreement with the Plan Administrator in the manner determined by the Company (including, but not limited to, written agreement, use of a voice response system or other electronic medium, or any combination thereof). The Election Agreement shall become irrevocable on December 31 of the Plan Year in which it is made with the Plan Administrator and shall apply to Deferred Compensation and Company contributions credited to a Participant's Sub-Accounts after the date in which the election becomes irrevocable. An Election Agreement made under this Section 4.2(d) will remain in effect until a new Election Agreement made by the Participant under this Section 4.2(d) has become irrevocable. Once the Election Agreement becomes irrevocable (or is deemed to become irrevocable) under this Section 4.2(d), a Participant may modify the time and manner of payment of his or her Sub-Accounts subject to such Election Agreement only in accordance with Section 6.3.

(e)     In the event a Participant fails to properly designate the time and manner of payment of his or her Sub-Accounts under Section 4.2(a) or this Section 4.2(e), the Participant shall be deemed to have irrevocably elected to receive his or her Sub-Accounts upon his or her Separation from Service (subject to Section 6.5) in a lump sum.

(f)     Once an Election Agreement becomes irrevocable with respect to the deferral of Compensation, the Election Agreement may not be cancelled for the Plan Year (or the performance period for any bonus Compensation). Notwithstanding the foregoing, the Plan Administrator may, in its sole discretion, cancel a Participant's Election Agreement with respect to the deferral of Compensation for a Plan Year (or in the case of bonus Compensation, for a performance period) as the result of a Participant's disability or other hardship to the extent such cancellation does not result in an acceleration of a Participant's Account in violation of Section 409A of the Code.

4.3           Company Credits. Each year, the Company will decide on an amount, if any, to be credited to a Participant's Account as a Company credit. A Participant shall have a fully vested interest in his or her Company credits and the earnings allocable thereto after completing three years of service with the Company or upon his or her death prior to termination of employment with the Company. Company credits for a Plan Year shall be credited to a Participant's Account in the first quarter of the following Plan Year as of the date specified by the Plan Administrator. To be eligible for a Company credit for a Plan Year, a Participant must be employed on the last scheduled workday of the Plan Year; provided however, that a Participant will be eligible for a Company credit for a Plan Year if the Participant's employment terminated during the Plan Year on account of death or Retirement.

4.4           Company Matching Credits. The Company will credit a Company matching credit to a Participant's Account equal to 50% of the first 8% of a Participant's base salary that is deferred for a payroll period and shall credit a Company matching credit to a Participant's Account equal to 50% of the first 8% of a Participant's commissions and eligible bonus that are deferred. A Participant shall have a fully vested interest in his or her Company matching credit and the earnings allocable thereto after completing three years of service with the Company or upon his or her death prior to termination of employment with the Company. Company matching credits shall be credited to a Participant's Account at least monthly, as of the date specified by the Plan Administrator.

4.5           Company Discretionary Credits. The Company may credit a Company discretionary credit to a Participant's Account as of the date or dates specified by the Company in an amount within the Company's complete and absolute discretion. The Company discretionary credit shall vest in accordance with a vesting schedule established by the Company in its complete and absolute discretion.

4.6           Forfeitures. Upon termination of employment for any reason other than death, the non-vested portion of the Participant's Account shall be forfeited. The amount of the forfeiture shall be computed and subtracted from the Participant's Account as of the day of the forfeiture. Forfeited amounts may be used by the Company to offset future accruals to the Plan or to reduce the outstanding liability of the Company to the Plan. A reemployed Participant's Account will be credited with any previously forfeited amounts in accordance with the rules and procedures as specified by the Plan Administrator.

ARTICLE 5

ACCOUNTS

5.1           Participant Accounts. The Plan Administrator shall establish an Account in the name of each Participant which will contain Sub-Accounts to which amounts shall be allocated on the basis of the time and manner of payment of such amounts. A Participant's Account shall be maintained by the Plan Administrator in accordance with the terms of this Plan until all of the Participant's Account has been distributed to a Participant or his or her beneficiary in accordance with the terms of the Plan.

5.2           Investment Return. Each Account (including Company credits) shall be deemed to bear an investment return on all existing amounts and future contributions as if the Account were invested in the manner elected by the Participant from a list of investment funds determined by the Company, from the date of crediting, and income and losses thereon, through the date of complete distribution of the Account. A Participant may change his or her investment election as of the dates specified by the Plan Administrator in accordance with the procedures specified by the Plan Administrator. The Company shall have no obligation to actually invest funds pursuant to a Participant's elections, and if the Company does invest funds, a Participant shall have no rights to any invested assets other than as a general unsecured creditor of the Company.

5.3           Valuation of Accounts. The value of an Account as of any Valuation Date shall equal the value of the Participant's Account on the previous Valuation Date, plus the amounts credited to such Account, less any payments debited to such Account, plus the investment gain or loss deemed to be earned on such Account in accordance with Section 5.2, through the Valuation Date.

ARTICLE 6

DISTRIBUTIONS

6.1           When Distribution Begins. Pursuant to an Election Agreement or Subsequent Payment Election (as provided in Section 6.3), a Participant may designate that a Sub-Account be paid on his or her Separation from Service or the later of his or her Separation from Service or a Specified Age. The occurrence of such Separation from Service or the attainment of such Specified Age shall constitute the Commencement Date for such Sub-Account and such Sub-Account shall be paid in accordance with the process described in Section 6.5.

6.2           Manner of Payment. A Participant's Sub-Accounts shall be distributed in a lump sum payment, monthly installments, or a combination of both according to the Participant's Election Agreement applicable to such Sub-Accounts. The Participant may elect to have monthly installment payments made over a 5, 10, 15, or 20-year payment period. If a Participant elects installment payments but no payment period, the monthly installments will be made over a 20-year period. Installment payments shall be calculated and recalculated monthly by multiplying the balance credited to the Participant's Account (including any increase or decrease resulting from payment of benefits and investment return) as of the most recent Valuation Date by a fraction, the numerator of which is one and the denominator of which is the remaining number of payments to be made to the Participant.

6.3           Valid Election Agreement Changes. Notwithstanding anything provided in Sections 6.1 or 6.2, a Participant may elect in the manner determined by the Company (including, but not limited to, written form provided by the Plan Administrator, use of a voice response system or other electronic medium, or any combination thereof) to change the time or manner of payment of his or her Sub-Accounts (a "Subsequent Payment Election"). The Subsequent Payment Election shall become irrevocable upon receipt by the Plan Administrator and shall be made in accordance with the following rules:

(a)     The Subsequent Payment Election may not take effect until at least twelve (12) months after the date on which it is accepted by the Plan Administrator. The Subsequent Payment Election most recently accepted by the Plan Administrator and that satisfies the requirements of this Section 6.3 shall govern the payout of the Sub-Account.

(b)     A Participant may make no more than two Subsequent Payment Elections to change the manner of payment of his or her Sub-Accounts to a manner of payment otherwise permitted under the Plan. Except in the event of the death of the Participant, the payment of such Sub-Account will be delayed until the fifth (5th) anniversary of the first day of the month that the Sub-Account would otherwise have been paid under the Plan if such Subsequent Payment Election had not been made (or, in the case of installment payments, which are treated as a single payment for purposes of this Section, on the fifth (5th) anniversary of the first day of the month that the first installment payment was scheduled to be made).

(c)     A Participant may elect to change the time of payment of his or her Sub-Accounts to a time permitted under the Plan. Such Subsequent Payment Election must be filed with the Plan Administrator at least twelve (12) months prior to the first day of the month that the Sub-Account would otherwise have been paid under the Plan (or, in the case of installment payments, at least twelve (12) months from the first day of the month that the first installment payment was scheduled to be made). On such Subsequent Payment Election, the Participant must delay the payment date for a period of at least five (5) years after the first day of the month that the Sub-Account would otherwise have been paid under the Plan (or, in the case of installment payments, at least five (5) years from the first day of the month that the first installment payment was scheduled to be made).

(d)     The Plan Administrator shall disregard any Subsequent Payment Election by a Participant to the extent such election would result in an acceleration of the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Section 409A of the Code.

6.4           Minimum Distribution. Subject to Section 6.5, if at the time of a Participant's Separation from Service or subsequent installment payment date, the balance credited to the Participant's Sub-Accounts as of the most recent Valuation Date is less than $10,000, then, notwithstanding any election made by the Participant on his or her Election Agreement, the Participant's Sub-Accounts shall be distributed in a lump sum payment.

The minimum monthly installment payment under the Plan shall be $300 (except for the final payment). The $300 minimum monthly payment may result in a payment period shorter than that elected by the Participant, because payment will cease when the balance credited to the Participant's Account is reduced to zero.

6.5           Distribution Process.

(a)     Payments will commence to be paid during the 60-day period that begins on the first business day of the month following the thirtieth (30th) day after the Participant's Commencement Date.

(b)     Notwithstanding Section 6.5(a), if a Participant's Sub-Account is payable as a result of the Participant's Separation from Service for any reason other than the Participant's death and such Participant is a "specified employee" within the meaning of Section 409A of the Code as of the date of his or her Separation from Service (based on the methodology established by the Plan Administrator), such Sub-Account shall begin to be paid on the first day of the seventh month following the Participant's Separation from Service.

6.6           Death Benefits.

(a)     If a Participant dies prior to his or her Commencement Date with respect to any Sub-Account, the date of the Participant's death will be determined to be the Commencement Date with respect to such Sub-Account for distribution of benefits to the Participant's beneficiary. The distribution will be made in the form elected by the Participant with respect to the Sub-Account and paid in accordance with the process outlined in Section 6.5(a). If the Participant dies after his or her Commencement Date with respect to any Sub-Account, benefits will continue to be distributed from such Sub-Account to the beneficiary in the same manner as distributions were being made to the Participant.

(b)     If a Participant is married at the time of his or her death, his or her surviving spouse will be his or her beneficiary unless his or her spouse has consented in writing to the designation of another beneficiary.

(c)     The Participant may change the beneficiary designation at any time by signing and submitting a new beneficiary designation form to the Plan Administrator in the manner determined by the Company (including, but not limited to, written form, use of a voice response system or other electronic medium, or any combination thereof); provided, however, that a married Participant may not change his or her beneficiary without the written consent of his or her spouse.

(d)     If the Participant designates a trust as beneficiary, the Plan Administrator shall determine the rights of the trustee without responsibility for determining the validity, existence or provisions of the trust. Further, neither the Plan Administrator nor the Company shall have responsibility for the application of sums paid to the trustee or for the discharge of the trust.

(e)     If no beneficiary has been designated, distribution shall be made to the Participant's spouse, or if none, to his or her children in equal shares, or if none, to his or her parents in equal shares, or if none, to his or her estate.

6.7           Acceleration of Payment¶. To the extent permitted by Section 409A of the Code, the Plan Administrator may, in its sole discretion, accelerate the time or schedule of a payment under the Plan as provided in this Section. The provisions of this Section are intended to comply with the exception to accelerated payments under Treasury Regulation Section 1.409A-3(j) and shall be interpreted and administered accordingly.

(a)     The Plan Administrator may, in its sole discretion, accelerate the time or schedule of a payment under the Plan to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(b)     The Plan Administrator may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government. Additionally, the Plan Administrator may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his or her position in which the Participant would otherwise not be able to participate under an applicable rule).

(c)     The Plan Administrator may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code, or the Railroad Retirement Act (RRTA) tax imposed under Sections 3201, 3211, 3231(e)(1), and 3231(e)(8) of the Code, where applicable, on compensation deferred under the Plan (the FICA or RRTA amount). Additionally, the Plan Administrator may, in its sole discretion, provide for the acceleration of the time or schedule of a payment, to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA or RRTA amount, and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 of the Code wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the FICA or RRTA amount, and the income tax withholding related to such FICA or RRTA amount.

(d)     Subject to Section 6.5(b) hereof, the Plan Administrator may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan at any time the Plan fails to meet the requirements of Section 409A of the Code. The payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code.

(e)     Subject to Section 6.5(b) hereof, the Plan Administrator may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the participant (the state, local, or foreign tax amount). Such payment may not exceed the amount of such taxes due as a result of participation in the Plan. The payment may be made in the form of withholding pursuant to provisions of applicable state, local, or foreign law or by payment directly to the participant. Additionally, the Plan Administrator may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and to pay the additional income tax at source on wages imposed under Section 3401 of the Code attributable to such additional wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the state, local, and foreign tax amount, and the income tax withholding related to such state, local, and foreign tax amount.

(f)     Subject to Section 6.5(b) hereof, the Plan Administrator may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as satisfaction of a debt of the Participant to the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code), where such debt is incurred in the ordinary course of the service relationship between the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) and the Participant, the entire amount of reduction in any of the taxable years of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(g)     Subject to Section 6.5(b) hereof, the Plan Administrator may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan where such payments occur as part of a settlement between the Participant and the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) of an arm's length, bona fide dispute as to the Participant's right to the deferred amount.

(h)     Subject to Section 6.5(b) hereof, the Plan Administrator may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as provided in Section 7.7 hereof.

(i)     Subject to Section 6.5(b) hereof, a payment may be accelerated upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

Except as otherwise specifically provided in this Plan, including but not limited to Section 4.2(f), this Section 6.7 and Section 7.7 hereof, the Plan Administrator may not accelerate the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Section 409A of the Code.

6.8           Delay of Payments¶. To the extent permitted under Section 409A of the Code, the Plan Administrator may, in its sole discretion, delay payment under any of the following circumstances, provided that the Plan Administrator treats all payments to similarly situated Participants on a reasonably consistent basis:

(a)     A payment may be delayed to the extent that the Plan Administrator reasonably anticipates that if the payment were made as scheduled, the Company's deduction with respect to such payment would not be permitted due to the application of Section 162(m) of the Code. If a payment is delayed pursuant to this Section 6.8(a), then the payment must be made either (i) during the Company's first taxable year in which the Plan Administrator reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Section 162(m) of the Code, or (ii) during the period beginning with the first business day of the seventh month following the Participant's separation from service as defined in Section 409A of the Code (the "six month anniversary") and ending on the later of (x) the last day of the taxable year of the Company in which the six month anniversary occurs or (y) the 15th day of the third month following the six month anniversary. Where any scheduled payment to a specific Participant in a Company's taxable year is delayed in accordance with this paragraph, all scheduled payments to that Participant that could be delayed in accordance with this paragraph must also be delayed. The Plan Administrator may not provide the Participant an election with respect to the timing of the payment under this Section 6.8(a). For purposes of this Section 6.8(a), the term Company includes any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code.

(b)     A Payment may be delayed where the Plan Administrator reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the delayed payment is made at the earliest date at which the Plan Administrator reasonably anticipates that the making of the payment will not cause such violation. For purposes of the preceding sentence, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

(c)     A payment may be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

6.9           Actual Payment Date¶. To the extent permitted by Section 409A of the Code, the Plan Administrator may delay payment in the event that it is not administratively possible to make payment on the date (or within the periods) specified in this Article VI, or the making of the payment would jeopardize the ability of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) to continue as a going concern. Notwithstanding the foregoing, payment must be made no later than the latest possible date permitted under Section 409A of the Code.

ARTICLE 7

ADMINISTRATION

7.1           Plan Administrator. The Company shall have the sole responsibility for the administration of the Plan and is designated as Plan Administrator.

7.2           Appointment of Administrative Plan Administrator. The Company may delegate its duties as Plan Administrator to a Benefit Plans Committee. The members of the Benefit Plans Committee shall be selected by the Company. If a Benefit Plans Committee is appointed, it shall be the Plan Administrator.

7.3           Powers of Plan Administrator. The Plan Administrator shall have the full and exclusive power, discretion and authority to administer the Plan. The determinations and decisions of the Plan Administrator are final and binding on all persons. The Plan Administrator's powers shall include but shall not be limited to, the power to:

(a)     Maintain records pertaining to the Plan.

(b)     Construe and interpret the terms and provisions of the Plan.

(c)     Establish procedures by which Participants may apply for benefits under the Plan and appeal a denial of benefits.

(d)     Determine the rights under the Plan of any Participant applying for or receiving benefits.

(e)     Administer the claims procedure provided in this Article.

(f)     Perform all acts necessary to meet the reporting and disclosure obligations imposed by the Employee Retirement Income Security Act of 1974 ("ERISA").

(g)     Delegate specific responsibilities for the operation and administration of the Plan to such employees or agents as it deems advisable and necessary.

In the exercise of its powers, the Plan Administrator shall be entitled to rely upon all tables, valuations, certificates and reports furnished by any accountant or consultant and upon opinions given by any legal counsel in each case duly selected by the Plan Administrator.

7.4           Limitation of Liability. The Plan Administrator, the Company, and its officers and board of directors shall not be liable for any act or omission relating to their duties under the Plan, unless such act or omission is attributable to their own willful misconduct or lack of good faith.

7.5           Claims Procedures.

(a)     All claims under the Plan shall be directed to the attention of the Plan Administrator. Any Participant or beneficiary whose application for benefits or other claim under the Plan has been denied, in whole or in part, shall be given written notice of the denial by the Plan Administrator within sixty (60) days after the receipt of the claim. The notice shall explain that the Participant or beneficiary may request a review of the denial and the procedure for requesting review. The notice shall describe any additional information necessary to perfect the Participant's or beneficiary's claim and explain why such information is necessary. If a Participant or beneficiary does not receive a written response to a claim within sixty (60) days after receipt of the claim by the Plan Administrator, the claim will be deemed to be denied.

(b)     A Participant or beneficiary may make a written request to the Plan Administrator for a review of any denial of claims under this Plan. The request for review must be in writing and must be made within sixty (60) days after the mailing date of the notice of denial or the deemed denial. The request shall refer to the provisions of the Plan on which it is based and shall set forth the facts relied upon as justifying a reversal or modification of the determination being appealed.

(c)     A Participant or beneficiary who requests a review of denial of claims in accordance with this claims procedure may examine pertinent documents and submit pertinent issues and comments in writing. A Participant or beneficiary may have a duly authorized representative act on his or her behalf in exercising his or her right to request a review and any other rights granted by this claims procedure. The Plan Administrator shall provide a review of the decision denying the claim within sixty (60) days after receiving the written request for review. If a Participant or beneficiary does not receive a written response to a request for a review within the foregoing time limit, such request will be deemed to be denied. A decision by the Plan Administrator for review shall be final and binding on all persons.

7.6           Withholding of Taxes. Subject to Section 6.7 hereof, to the extent required by the law in effect at the time payments are made, the Company may withhold or cause to be withheld from any amounts deferred or payable under the Plan all federal, state, local and other taxes as shall be legally required. The Company shall have the right in its sole discretion to (i) require a Participant to pay or provide for payment of the amount of any taxes that the Company may be required to withhold with respect to amounts that the Company credits to a Participant's Account or (ii) deduct from any amount of salary, commission, bonus, incentive compensation or other payment otherwise payable in cash to the Participant the amount of any taxes that the Company may be required to withhold with respect to amounts that the Company credits to a Participant's Account.

7.7           Distributions Upon Termination of Plan. In the event that the Plan is terminated, the amounts allocated to a Participant's Sub-Accounts shall be paid to the Participant or his or her beneficiary on the dates on which the Participant or his or her beneficiary would otherwise receive payments hereunder without regard to the termination of the Plan. Notwithstanding the preceding sentence, and subject to Section 6.5(b) hereof:

(a)     The Company, by action of its board of directors, shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant's entire Account to the Participant or, if applicable, his or her beneficiary within twelve (12) months of a corporate dissolution taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(a), provided that the amounts are included in the Participant's gross income in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received): (i) the calendar year in which the Plan termination and liquidation occurs; (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture as defined under Section 409A of the Code; or (iii) the first calendar year in which the payment is administratively practicable.

(b)     The Company, by action of its board of directors, shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant's entire Account to the Participant or, if applicable, his or her beneficiary pursuant to an irrevocable action taken by the board of directors within the 30 days preceding or the 12 months following a Change in Control, provided that this paragraph will only apply if all agreements, methods, programs, and other arrangements sponsored by the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) immediately after the time of the change in control event with respect to which deferrals of compensation are treated as having been deferred under a single plan under Section 409A of the Code are terminated and paid with respect to each Participant that experienced the Change in Control event, so that under the terms of the termination and payment all such Participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within 12 months of the date the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements.

(c)     The Company, by action of its board of directors, shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant's entire Account to the Participant or, if applicable, his or her beneficiary, provided that: (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code); (ii) The Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under Section 409A of the Code if the same Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated; (iii) no payments in liquidation of the Plan are made within 12 months of the date the board of directors takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred; (iv) all payments are made within 24 months of the date the board of directors takes all necessary action to irrevocably terminate and liquidate the Plan; and (v) the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) does not adopt a new plan that would be aggregated with any terminated and liquidated plan under Section 409A of the Code if the same Participant participated in both plans, at any time within three years following the date the board takes all necessary action to irrevocably terminate and liquidate the Plan.

(a)     Other Events. The Company, by action of its board of directors, shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant's entire Account to the Participant or, if applicable, his or her beneficiary upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

7.8           Compliance with Section 409A of the Code.

(a)     It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or his or her beneficiaries. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Plan Administrator shall not take any action that would be inconsistent with such intent.

(b)     Although the Plan Administrator shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed. Neither the Company, the board of directors of the Company, nor the Plan Administrator (nor its designee) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, beneficiary or other taxpayer as a result of the Plan.

(c)     Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service. For purposes of the Plan, the phrase "permitted by Section 409A of the Code," or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or beneficiary under Section 409A(a)(1) of the Code.

ARTICLE 8

MISCELLANEOUS

8.1           Unfunded Plan.

(a)     The Plan shall be an unfunded plan maintained by the Company for the purpose of providing benefits for a select group of management or highly compensated employees. The Company is not required to set aside, earmark or entrust any fund or money with which to pay its obligations under this Plan or to invest in any particular investment vehicle and may change investments of Company assets at any time.

(b)     All benefits under this Plan shall be paid by the Company from its general assets, which assets shall, at all times, remain subject to the claims of the Company's creditors. Neither Participants, their beneficiaries nor their legal representatives shall have any right, other than the right of an unsecured general creditor, against the Company in respect of any portion of a Participant's Account and shall have no right, title or interest, legal or equitable, in or to any asset of the Company.

8.2           Spendthrift Provision. The Plan shall not in any manner be liable for or subject to the debts or liabilities of any Participant or beneficiary. No benefit or interest under the Plan is subject to assignment, alienation, pledge or encumbrance, whether voluntary or involuntary, except as provided in Section 206(d)(3) of ERISA, relating to qualified domestic relations orders. Any assignment, alienation, pledge or encumbrance of benefits shall be void and will not be recognized by the Company except to the extent required by law. With respect to a qualified domestic relations order, a separate Account shall be established for the alternate payee in accordance with such order, with such Account immediately distributed to the alternate payee.

8.3           Employment Rights. The existence of the Plan shall not grant a Participant any legal or equitable right to continue as an Employee nor affect the right of the Company to discharge a Participant.

8.4           Amendment or Termination. Kelly Services, Inc. reserves the right to amend, terminate or freeze the Plan, in whole or in part, at any time by action of its board of directors and the Kelly Services, Inc. Benefit Plans Committee reserves the right to amend or modify the Plan with respect to administrative matters at any time without prior notice by action of the Committee. Moreover, the Committee may amend the Plan at any time in its sole discretion to ensure that the Plan complies with the requirements of Section 409A of the Code or other applicable law; provided, however, that such amendments, in the aggregate, may not materially increase the benefit costs of the Plan. In no event shall any such action by the board of directors of Kelly Services or Committee adversely affect any Participant or beneficiary who has an Account, or result in any change in the timing or manner of payment of the amount of any Account (except as otherwise permitted under the Plan), without the consent of the Participant or beneficiary, unless the board of directors or the Committee, as the case may be, determines in good faith that such action is necessary to ensure compliance with Section 409A of the Code. A Company affiliated with Kelly Services, Inc. which has adopted this Plan may terminate its participation in the Plan at any time by action of its board of directors or its delegate, except as may otherwise be prohibited by Section 409A of the Code. To the extent permitted by Section 409A of the Code, the Committee may, in its sole discretion, modify the rules applicable to Deferral Elections, Payment Elections and Subsequent Payment Elections to the extent necessary to satisfy the requirements of the Uniformed Service Employment and Reemployment Rights Act of 1994, as amended, 38 U.S.C. 4301-4334.

8.5           No Fiduciary Relationship Created. Nothing contained in this Plan, and no action taken pursuant to the provisions of this Plan, shall create or be deemed to create a fiduciary relationship between the Company or Plan Administrator and any Participant, beneficiary or any other person.

8.6           Obligations to Employer. If a Participant becomes entitled to a distribution under the Plan and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company that has been presented to the Plan Administrator within twelve (12) months after the Participant's termination of employment, then, subject to the requirements of Section 409A of the Code (including the delay of payments required under Section 6.5(b)), the Plan Administrator may offset such amount owed to it against the amount otherwise distributable.

8.7           Receipt of Release. Any payment to any Participant or beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator, the Company and any of their officers, directors, shareholders, employees or agents. The Plan Administrator may require a Participant or beneficiary, as a condition precedent to a payment from the Plan, to execute a release. The Plan Administrator shall provide such release within 10 days after the Commencement Date and the Participant must return such release to the Plan Administrator within 50 days after the Commencement Date.

8.8           No Warranty or Representation. The Company makes no warranty or representation regarding the effect of deferrals made or benefits paid under this Plan for federal, state or local tax purposes.

8.9           Construction. Wherever the context of the Plan dictates, words used in the plural shall be read as the singular and the singular as the plural.

8.10         Governing Law. The provisions of the Plan shall be governed by ERISA, but to the extent that Michigan law is not preempted by ERISA, the provisions of the Plan shall be governed by the laws of the State of Michigan.

8.11         Counterparts. This Plan may be signed in any one or more counterparts each of which together shall constitute one instrument.

8.12         Expenses. Subject to Section 409A of the Code (including the delay of payments required under Section 6.5(b)), the Company may elect to debit a Participant's Account for the expenses of administration of the Plan, including the expenses of the Plan Administrator and the fees of any trustee.

ARTICLE 9

PRIOR PLAN AND TRANSITION RULES

9.1           Prior Plan.

(a)     Any "amounts deferred" in taxable years before January 1, 2005 under the Prior Plan (within the meaning of Section 409A of the Code) and any earnings thereon shall be governed by the terms of the Prior Plan as in effect on October 3, 2004, and it is intended that such amounts and any earnings thereon be exempt from the application of Section 409A of the Code. Nothing contained herein is intended to materially enhance a benefit or right existing under the Prior Plan as of October 3, 2004 or add a new material benefit or right to such Prior Plan.

(b)     Any "amounts deferred" in taxable years on or after January 1, 2005 (within the meaning of Section 409A of the Code) and any earnings thereon shall be governed by the terms and conditions of the Plan. The Plan Administrator may, in its sole discretion, transfer all or any portion of the Accounts from the Prior Plan to this Plan to effectuate this Section 9.1(b).

9.2     Transition Relief for Deferral Elections. A Participant designated by the Plan Administrator may, no later than a date specified by the Plan Administrator (provided that such date occurs no later than December 31, 2007 or such other date as permitted under Section 409A of the Code) elect in the manner determined by the Company (including, but not limited to, written form provided by the Plan Administrator, use of a voice response system or other electronic medium, or any combination thereof) to (i) change the date of payment of his or her Account to a date otherwise permitted under the Plan or (ii) change the manner of payment of his or her Account to a manner of payment otherwise permitted under the Plan, without complying with the special timing requirements of Section 4.2. Notwithstanding the preceding sentence, a Participant cannot in 2007 change his or her Payment Election with respect to payments that the Participant would otherwise receive in 2007, and a Participant may not cause payments to be made in 2007 that would not otherwise be payable in such year. This Section 9.2 is intended to comply with Notice 2006-79 and the applicable proposed and final Treasury Regulations issued under Section 409A of the Code and shall be interpreted in a manner consistent with such intent.

IN WITNESS WHEREOF, the Company has executed this amended and restated Plan this 8th day of November, 2008.

KELLY SERVICES, INC.

By: /s/ Jeff Rhoads
Its: Director, Global Benefits